Exhibit 10.28

Ingredion Singapore Pte Ltd

21 Biopolis Rd #05-21/27 Nucleos

Singapore 138567

December 31, 2016

PERSONAL & CONFIDENTIAL

Jorgen KOKKE

Dear Jorgen,

I am pleased to confirm our employment agreement with you for the position of Senior Vice President and President, Asia-Pacific and EMEA, reporting to Ilene Gordon, Chairman, President & CEO on the following terms and conditions.

1.Commencement Date

The effective date will be January I, 2017. It is for a one year period and may be extended subject to mutual agreement.

You will be required to observe the working rules and practices of Ingredion Singapore Pte Ltd. then in force and as amended from time to time. You will be subject to the disciplinary and grievance procedures recognized by Ingredion Singapore Pte Ltd. as well. No disciplinary sanction may be imposed by Ingredion Singapore Pte Ltd. without the prior knowledge and approval of Diane Frisch, Senior Vice President, Human Resources.

If there is any conflict between a provision of this letter and the local working rules and practices of Ingredion Singapore Pte Ltd., then the terms of this letter shall apply.

2.Base Salary

Your annual base salary will be SGD  579,600 gross per annum and delivered over 12 months. Your salary will next be reviewed in February 2017.

3.  International Living Allowance

You will receive an annual gross international living allowance in the amount of SGD 30,000. The allowance is payable with the same frequency as regular payroll. You will be personally responsible for any actual taxes (income, social and any local taxes) which arise from this allowance.

4.Car Allowance

You will receive a company car allowance in accordance with the Singapore car policy. Currently the amount is SGD 4,000.00 per month. This allowance is subject to change as deemed appropriate by the company.

5.  Accommodation

You will also be provided with a monthly gross accommodations allowance of up to SGD 15,600. You will be personally responsible for any actual taxes (income, social and any local taxes) which arise from this allowance.

You will be responsible for the costs of all utilities incurred in connection with your occupation in   Singapore, including but not limited to electricity, gas, water and telephone supplies.

6.  Short-Term Incentive Plan

You will participate in the Short Term Incentive Plan with a target award of 75% of your base salary. Your targets will be aligned with APAC and EMEA Regional business performance. The bonus award will be calculated based on the Company’s target award. Any such payments will be made to you after deductions for tax at Singapore Country rates.

7.  Long-Term Incentive Plan

You will continue to be eligible to participate in lngredion's Long Term Incentive Plan. All awards granted as an eligible participant of this program are based on performance.

8.  Leave/Vacation Entitlement

Your annual vacation entitlement will be 30 days. In addition, the Company will also provide you and your accompanying family with one home leave trip for every 12 months; travel class will be in accordance with the corporate travel policy. Home leave is included in your vacation entitlement. You are required to keep all travel ticket receipts for taxation purpose.

You will also be eligible for the public holidays in Singapore.

9.  Termination

Either party may terminate the employment by giving two months' written notice.

Upon termination, the allowances and other arrangements applicable during the period set out in
Clause 1 above with Ingredion Singapore Pte Ltd. will cease.

If it is mutually agreed that you will work for Ingredion Singapore Pte Ltd. for a longer term or indefinite period as set out in Clause I above, the Company reserves the right to amend your employment terms and/or offer you employment on an indefinite basis as a locally employed member of staff. In this event, you will be given due notice of the changes and implementation date(s).

I0. Medical Coverage

You and your family will be covered under Ingredion International medical program (currently provided by Aetna).

11. Term Life and Group Personal Accident Assurance

11.1 Group Term Life Assurance

You will be insured under the "Group Term Life Assurance" plan.    The benefit is a sum assured of 36 months' base salary (subject to medical condition as confirmed by the insurer) payable upon death.

11.2 Group Personal Accident Assurance

You will be insured under the Company's Group Personal Accident Assurance plan.

The benefit is a sum assured of 36 months' base salary (subject to medical condition as confirmed by the insurer) payable upon death and/or permanent disablement by external violent and accidental means.

If you leave the Company for any reason, membership in both Plans will cease and the coverage shall terminate as of the last day of your employment with Ingredion Singapore Pte Ltd.

12. Retirement

You will be eligible to participate in the Company’s Third Country National pension program.

Any payments and deductions linked to your retirement will be paid or deducted through Ingredion Singapore Pte Ltd., payroll unless otherwise stated in this Letter. All years of service with the Company is recognized under this plan. Details of the plan has been provided to you.

13. Taxation

13.1 Ingredion Singapore Pte Ltd. Taxation

You will be responsible for complying with any and all applicable income tax regulations in Ingredion Singapore Pte Ltd., and in any other countries where you are required to pay taxes as a result of your employment. Required income tax returns will be prepared by the Company’s designated tax services provider (currently Deloitte Tax LLP) at the Company’s expense. If you choose to use the services of another provider for tax matters, this will be at your own expense, and you will no longer be provided with tax equalized benefits.

Should you choose to utilize the Company’s designated tax provider, you must furnish all information necessary to complete your income tax returns on a timely basis so that you and the company meet relevant fiscal and statutory regulations.  Any additional costs incurred due to information you provide which is incomplete, inaccurate, or not provided on a timely basis will be passed on to you.

The company will pay for advice in relation to general circumstances required for the preparation of your Ingredion Germany GmbH and Ingredion Singapore Pte Ltd. country income tax returns, but if you have personal assets or investments which may materially affect your position, then such costs of advice on these matters will generally be your responsibility.

The Company will pay for extension filings, if applicable as well as responses to notices received in relation to Ingredion compensation or tax positions related to your employment.

13.2 Tax – Responsibility – Regular and Incentive Compensation

While the company will provide assistance with the preparation of your returns, unless otherwise noted, you will be personally responsible for your actual income and social tax liabilities arising on your base salary and personal income (i.e. Ingredion Singapore Pte Ltd. income and social taxes, trailing Ingredion Germany GmbH country income and social taxes as well as any other actual local tax liabilities).

You will be responsible for any actual taxes (income, social and any other local taxes) which arise on short and long term incentive compensation you may receive.  This may include taxes due from your former country of residence.  However, to the extent there is double taxation of this income, the Company will tax protect you to paying the lower of the two actual taxes.  A tax reimbursement calculation will be prepared as necessary along with your returns.

Any tax reimbursement or tax gross-up due to you will be made as soon as administratively possible after the amount is determined.  However, in no event will the tax payment be made after the later of:

(a) the end of the second tax year in which your related tax return is required to be filed for the year to which the compensation subject to the tax payment relates, or (b) the end of the second taxable year after your foreign tax return or payment is due.

13.3 Tax – Responsibility – Allowances

Unless otherwise noted in this letter, any allowances you receive will be provided to you on a net basis.

14. Education

Ingredion Singapore Pte Ltd. will assist the education of your children of school age. This will encompass necessary fees for each child's education in a private school, to include basic tuition fees and transportation costs up to an annual maximum of USD 30,000 per child, per year.  Registration fees will also be covered in addition to this annual maximum. Assistance is not provided for child care, play arrangements, pre-school costs, and university or tertiary level courses of study.

15. Confidentiality and Intellectual Property Rights and Non-Competition Agreements

Your agreement with the Company regarding Confidentiality and Non-Compete shall remain in full force during your employment and shall survive termination of your employment in accordance with its terms.  This letter of agreement, and the Confidentiality and Non-Compete Agreement shall constitute the entire agreement and understanding with respect to the matters described herein, and supersede any and all prior and/or contemporaneous agreements and understandings, oral or written.

16. Visa and Work Permit

The Company will assist you in renewing the work permit for you and your spouse if applicable.

If you are in agreement with the terms set out above, please sign and return this letter. Please initial on every page and sign this original letter as a formal acceptance of the offer and return it to me.

Should you have any questions, please feel free to contact me.

Sincerely,

/s/ Diane Frisch

Diane Frisch

Sr. Vice President, Human Resources, Ingredion

To accept this offer, please sign below and initial each page.

I accept the terms and conditions set out above.

Signed /s/ Jorgen Kokke………………………………Date February 6, 2017……………………….

          Jorgen Kokke